Exhibit (n)

CARLYLE SELECT TRUST

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

WHEREAS, Carlyle Select Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are divided into the series (each a “Fund”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Trust, on behalf of each of the Funds, wishes to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (this “Multi-Class Plan”) with respect to each of the Funds; and

WHEREAS, the Trust on behalf of each Fund employs Carlyle GMS Investment Management L.L.C. (the “Manager”), as its investment manager and Foreside Fund Services, LLC (the “Distributor”) as its distributor.

NOW, THEREFORE, the Trust hereby adopts, on behalf of each of the Funds, the Multi-Class Plan, in accordance with Rule 18f-3 under the Act and on the following terms and conditions:

1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in one or more of the following two classes: “Class N Shares,” and “Class I Shares” as set forth in Appendix A hereto. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses applicable to it, as defined in Section 6 below; and (c) each class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of a Fund shall have the features described herein.

2. Shareholder Services Agreement. The Trust has entered into a Shareholder Services Agreement with the Manager with respect to each class of shares of each Fund. Under the Shareholder Services Agreement, the Trust may compensate the Manager for providing or arranging to provide one or more of the shareholder services specified in the Shareholder Services Agreement (“Services”) to Fund shareholders. The Manager may subcontract for the performance of one or more of the Services with persons who provide Services for Fund shareholders, including, without limitation, affiliated persons (or affiliated persons of affiliated persons) of the Manager (each a “Subcontractor”). Pursuant to the Shareholder Services Agreement, the Funds pay the Manager in amounts that differ with respect to each class. The Manager may pay Subcontractors directly for Services they provide out of its fee.

3. Distribution Plan. The Trust has adopted a Distribution Plan in accordance with Rule 12b-1 under the Act on behalf of Class N Shares of each Fund. Under the Distribution Plan, Class N Shares of each Fund pay the Distributor monthly a fee at the rate set forth in the Distribution Plan for services rendered by the Distributor in connection with any activity primarily intended to result in the sale of Class N Shares that is permissible under applicable law, including, but not limited to, (a) compensation to broker-dealers that have entered into a sales agreement with the Distributor and financial institutions and other entities that make shares of the Funds available to their customers; (b) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and media advertising; (c) compensation to and expenses of the Distributor attributable to distribution and/or sales support activities, including travel, equipment, printing, delivery, telephone and mailing costs, and other overhead and office expenses of the distributor; (d) interest expenses; (e) the preparation, printing and distribution of prospectuses, Statements of Additional Information and reports and any supplements thereto for persons other than existing shareholders; (f) the preparation, printing and distribution of sales literature and advertising materials; (g) expenses associated with processing new account applications; (h) the costs of administering the Distribution Plan; (i) expenses of organizing and conducting sales seminars; (j) the costs of retaining, compensating and paying reasonable expenses of employees, agents and subcontractors of the Distributor to support the distribution of the Class N shares; and (k) profit to the providers of the foregoing. In addition, a portion of such amounts may be paid for account maintenance and personal service to shareholders within the meaning of FINRA Rule 2830.

4. Conversion and Exchange Features.

a. Conversion Features. Shares of the Funds are not convertible.

b. Exchange Features. Shares of a Fund will be permitted to be exchanged only for shares of another Fund of the same share class. All exchange features applicable to each class are as described in each Fund’s current Prospectus or Statement of Additional Information.

5. Eligibility Requirements. The Trust generally imposes the eligibility requirements set forth below with respect to each class of each Fund’s shares, subject to the ability to waive the requirements if deemed appropriate. Each Fund reserves the right to refuse any order to purchase its shares.

a. Class N Shares. Class N Shares shall be offered to (i) the general public; (ii) institutional investors such as such as corporations, pension and profit sharing plans and foundations; (iii) fee-based and discretionary accounts and programs offered by certain financial intermediaries, such as registered investment advisers, broker-dealers, bank trust departments, wrap fee programs and unified managed accounts; (iv) officers, trustees, retirees and employees, and their immediate family members (as described in Section 152 of the Internal Revenue Code of 1986, as amended (the “IRC”)), of the Trust and of the Manager and its affiliates. As described in each Fund’s current Prospectus, some financial intermediaries may impose different or additional eligibility requirements.

The minimum initial account size is $25,000; however, this minimum investment requirement may be waived, modified or reduced as described in each Fund’s current Prospectus.

b. Class I Shares. Class I Shares of a Fund shall be offered to (i) institutional investors such as corporations, pension and profit sharing plans and foundations; (ii) fee-based and discretionary accounts and programs offered by certain financial intermediaries, such as registered investment advisers, broker-dealers, bank trust departments, wrap fee programs and unified managed accounts; (iii) officers, trustees, retirees and employees, and their immediate family members (as described in Section 152 of the IRC), of the Trust and of the Manager and its affiliates. As described in each Fund’s current Prospectus, some financial intermediaries may impose different or additional eligibility requirements.

The minimum initial account size is $1,000,000; however, this minimum investment requirement may be waived, modified or reduced as described in each Fund’s current Prospectus.

6. Allocations, Income and Expenses.

a. The gross income and realized and unrealized capital gains of each Fund shall generally be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

1.	Expenses incurred by the Trust (for example, fees of the Board of Trustees of the Trust (the “Trustees”) and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

2.	Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Expenses attributable to a particular class (“Class Expenses”) may include: (i) payments made pursuant to a distribution plan and/or shareholder services agreement (such as the Distribution Plan and Shareholder Services Agreement); (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific class; (iv) Blue Sky share registration or qualification fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to the Trustees’ approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the IRC.

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by Trustees in light of the requirements of the Act and the IRC.

7. Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Manager or any other service provider to the Trust without the prior approval of the Trustees.

8. Effectiveness of Plan. This Multi-Class Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees and (b) those Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Multi-Class Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Multi-Class Plan.

9. Responsibilities of the Trustees. On an ongoing basis, the Trustees will monitor each Fund for the existence of any material conflicts among the interests of the two classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Manager of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the disinterested Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager, at its own cost, will remedy such conflict.

10. Conflicts. The Manager and the Distributor will report to the Trustees any potential or existing conflicts among the classes of shares of a Fund.

11. Compliance with Fund Governance Standards. While this Multi-Class Plan is in effect, the Trustees will comply with the fund governance standards set forth in Rule 0-1(a)(7) under the Act.

12. Material Modifications. This Multi-Class Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

13. Limitation of Liability. The Trustees and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Multi-Class Plan, and any person, in asserting any rights or claims under this Multi-Class Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multi-Class Plan as of the 16th day of April, 2014.

CARLYLE SELECT TRUST

By:	/s/ Michael J. Petrick
Name: Michael J. Petrick
Title: President and Chief Executive Officer

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

CARLYLE SELECT TRUST

APPENDIX A – LIST OF FUNDS AND CLASSES

As of April 16, 2014

FUND	CLASSES OFFERED
Carlyle Enhanced Commodity Real Return Fund	Class N Class I
Carlyle Core Allocation Fund	Class N Class I

A-1